UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events

On September 30, 2014, the United States District Court for the Eastern District of Pennsylvania (the "Court") issued an Order regarding the complaint filed on December 22, 2010 by Artesian Water Company, Inc. ("Artesian Water"), the principal subsidiary of Artesian Resources Corporation ("Artesian Resources"), against Chester Water Authority ("CWA"). The complaint claimed breach of contract, unjust enrichment, and requested declaratory judgment in relation to an interconnection agreement with CWA to supply bulk water supplies to Artesian Water.

The Order of the Court states that:

•
The Addendum to the Interconnection Agreement between Artesian Water and CWA is a valid and enforceable contract by which CWA agreed to supply, and Artesian Water agreed to purchase, bulk water supplies (the "Supplies").

•	CWA's calculation of rate increases for the Supplies in 2008, 2009, and 2010 were valid.
•	Artesian Water is required to pay CWA amounts withheld related to CWA rate increases from 2008, 2009, and 2010 totaling approximately $3.1 million.
•	Artesian Water is not required to pay a 10% late fee totaling approximately $300,000 on the amounts withheld related to CWA rate increases from 2008, 2009, and 2010.
•
CWA shall file documentation no later than October 14, 2014 supporting the total amount of its damages in connection with Artesian Water's failure to pay for Supplies purchased beginning on July 1, 2010 at the rate then charged by CWA.

With regard to the third order above, the approximately $3.1 million withheld from Artesian Water's previous payments to CWA were accrued by Artesian Water when invoiced by CWA and the total is reflected in the accrued expenses on Artesian Resources Consolidated Balance Sheet.

If awarded by the Court, estimated pre-judgment interest related to amounts withheld would be approximately $400,000 (6% per annum on outstanding amounts withheld by Artesian Water).  Any pre-judgment interest would be expensed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: October 6, 2014	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer